                                                    EXHIBIT 10-34










               PENNSYLVANIA GAS AND WATER COMPANY




                    BOND PURCHASE AGREEMENT




                    Dated September 1, 1989




          First Mortgage Bonds 9.231 Series due 1999
                             and
          First Mortgage Bonds 9.341 Series due 2019

              PENNSYLVANIA GAS AND WATER COMPANY
                    Wilkes Barre Center
                     39 Public Square
             Wilkes-Barre, Pennsylvania 18711 0601



                                                September 1, 1989



Allstate Life Insurance Company
Allstate Plaza West J 2A
Northbrook, Illinois  60062
Attn:  Taxable Fixed Income-
       Private Placements

Allstate Life Insurance Company
  of New York
Allstate Plaza West J-2A
Northbrook, Illinois  60062
Attn:  Taxable Fixed Income-
       Private Placements

Dear Sirs:

   The undersigned, Pennsylvania Gas and Water Company (formerly Scranton-Spring Brook Water Service Company), a Pennsylvania corporation (the "Company"), hereby confirms its agreement with you as follows regarding the issuance and sale by the Company and the purchase by you of the Company's First Mortgage Bonds, as set forth on Schedule I hereto. This letter agreement is hereinafter referred to as this "Agreement".

   1. The Company has authorized the issuance of (i) $10,000,000 principal amount of its First Mortgage Bonds 9.23% Series due 1999 (the "9.23% Series Bonds") and (ii) $15,000,000 principal amount of its First Mortgage Bonds 9.34% Series due 2019 (the "9.34% Series Bonds") (the 9.23% Series Bonds and the 9.34% Series Bonds are collectively referred to herein as the "Bonds"), each issue to be issued under and secured by the Indenture of Mortgage and Deed of Trust, dated as of March 15, 1946, from the Company to Guaranty Trust Company of New York (now Morgan Guaranty Trust Company of New York), as Trustee (the "Trustee"), as supplemented by twenty-one supplemental indentures, and as to be supplemented by (x) a Twenty-Second Supplemental Indenture to be dated as of August 15, 1989 (the "Twenty-Second Supplemental Indenture") substantially in the form of Exhibit A hereto and (y) a Twenty-Third Supplemental Indenture to be dated as of August 15, 1989 (the "Twenty-Third Supplemental Indenture") sub-stantially in the form of Exhibit B hereto. The 9.23% Series Bonds and the 9.34% Series Bonds shall be dated, shall mature, shall bear interest, shall be payable and shall contain and be subject to such other terms and provisions as are provided in the Twenty-Second Supplemental Indenture and the Twenty-Third Supple-mental Indenture, respectively. The Indenture of Mortgage and Deed of Trust as heretofore supplemented and as to be supple-mented by the Twenty Second Supplemental Indenture and the Twenty-Third Supplemental Indenture are collectively referred to herein as the "Mortgage Indenture".

   2. Subject to the terms and conditions set forth herein, the Company will issue and sell to you, and you will purchase from the Company, the aggregate principal amount of the Bonds set forth opposite your name on Schedule I hereto at a purchase price of 100% of the principal amount thereof, such purchase price to be paid by wire transfer of immediately available funds to the Company's account number 144-0-23156 designated Pennsylvania Gas and Water Company maintained at Manufacturers Hanover Trust Com-pany, 4 New York Plaza, New York, New York, against delivery to Sonnenschein Carlin Nath & Rosenthal, as your agent, of a fully-registered and duly authenticated bond certificate or certifi-cates evidencing the principal amount of the Bonds to be purchased by you, such certificate or certificates to be regis-tered in your name or that of your nominee as specified in
Schedule I hereto.

   3. The consummation of the transactions contemplated herein (the "closing"), shall take place at the offices of Hughes Hubbard & Reed, One Wall Street, New York, New York 10005, at 10:00 a.m. Eastern Daylight Time, on September 1, 1989 or such other date, time and place as shall be mutually determined by you and the Company. The date on which the Closing shall take place is referred to herein as the "Closing Date".

   4. The Company hereby represents and warrants to each of you that:

      (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Common-wealth of Pennsylvania and is duly authorized to transact its business in said Commonwealth. The Company is not qualified as a foreign corporation in any jurisdiction, there being no jurisdiction where the ownership or character of its properties or the nature of its business or activities makes such qualification necessary. The Company has the requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as presently proposed to be conducted, to enter into this Agree-ment, to issue and sell the Bonds to you and to carry out the terms hereof and thereof.

      (b) The Company has heretofore delivered to you and your special counsel, and you hereby acknowledge receipt of, com-plete and correct copies of (i) the Company's Annual Report on Form 10 K for the fiscal year ended December 31, 1988 (the "Form 10-K"), (ii) the Company's Quarterly Report on Form l0 Q for the fiscal quarter ended March 31, 1989 (the "March 31 Form 10-Q"), (iii) the Company's Quarterly Report on Form 10 Q for the fiscal quarter ended June 30, 1989 (the "June 30 Form 10-Q") and (iv) the Company's Current Report on Form 8 K dated January 5, 1989 (the "Form 8-K") (the Form 10-K, the March 31 Form 10-Q, the June 30 Form lO-Q and the Form 8-K are collec-tively referred to herein as the "SEC Reports"). The Form 8 K is the only Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the "Commission") since December 31, 1988. Neither the SEC Reports (as of the respective dates thereof) nor this Agreement, nor any certifi-cate or written statement furnished to you by or on behalf of the Company in connection with the transactions contemplated herein contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in the light of the circumstances under which they were made not misleading. To the best of its knowledge, there is no fact which the Company has not disclosed to you in writing which materially and adversely affects the business, operations or condition (financial or otherwise) of the Company or the ability of the Company to perform this Agreement and the transactions contem-plated herein. The financial statements included in the SEC Reports and the related schedules and notes thereto (a) are true, complete and correct in all material respects (subject in the case of interim statements to changes resulting from year-end audit adjustments), (b) have been prepared in accordance with generally accepted accounting principles con-sistently followed throughout the periods involved (except as set forth in the notes to such financial statements), (c) show all material liabilities, direct or contingent, of the Company as at the dates thereof and (d) fairly present the financial position and results of operations of the Company as at the dates and for the periods indicated. Except as set forth in Exhibit C hereto or in the SEC Reports, there has been no material adverse change in the business, operations or condi-tion (financial or otherwise) of the Company since June 30, 1989. Except as set forth in Exhibit C hereto, the Company has no obligations or liabilities, contingent or otherwise, not disclosed in the financial statements contained in the SEC Reports that materially affect the business, operations or condition (financial or otherwise) of the Company.

      (c) The Company has heretofore delivered to you and your special counsel a complete and correct copy of (i) the securi-ties certificate dated June 27, 1989, together with all exhibits and amendments thereto (the "June 27 Application"), filed by the Company with the Pennsylvania Public Utility Commission (the "PPUC") and (ii) the securities certificate dated August 18, 1989, together with all exhibits and amend-ments thereto (the "August 18 Application"), filed by the Com-pany with the PPUC. The PPUC held a public session on August 3, 1989, at which session the June 27 Application was examined, and has duly entered an order (entered at S 890952), dated August 3, 1989 (the "August 3 Order"), registering the issuance of the 9.23% Series Bonds in accordance with this Agreement pursuant to 66 Pa.C.S. Section 1903. The PPUC sub-sequently held a public session on August 31, 1989, at which session the August 18 Application was examined, and has duly entered an order (entered at S-890963), dated August 31, 1989 (the "August 31 Order"), registering the issuance of the 9.34% Series Bonds in accordance with this Agreement pursuant to
   66. Pa.C.S. Section 1903 (the August 3 Order and the August 31 Order are collectively referred to herein as the "Orders"). The Orders are in full force and effect, have not been con-tested and may not be appealed by any party other than the Company, and the Company shall not contest the Orders. Upon the issuance of the Bonds, the Company will be in full compli-ance with the Orders as they relate to the issuance of the bonds.

      (d) The Company holds certificates of public convenience or "grandfather rights" under the Pennsylvania Public Utility Code and predecessor statutes, which the Company believes are adequate to authorize it to carry on its business in substan-tially all the territory in which it presently renders gas and water service. Under applicable Pennsylvania statutes, the Company also has the right of eminent domain and the right to maintain its facilities in the streets and highways in its territories. No notice has been given to the Company by any municipality or other governmental board or body of any inten-tion to condemn, purchase or acquire any of the properties of the Company.

      (e) The Company has good and valid title to all of the real property purported to be held by it, good and valid leasehold interests in all properties purported to be held by it under lease, and good and valid title to all other properties purported to be owned by it, including the properties reflected in the Company's balance sheet as at December 31, 1988 as contained in the Form 10-K, with only such exceptions, limitations and qualifications as are stated in the Form 10-K, other than property disposed of in the ordinary course of business subsequent to December 31, 1988 and property the title to or an interest in and to which has been or is to be transferred to the Luzerne County Industrial Development Authority pursuant to any of the Project Facili-ties Agreements dated as of October 1, 1987, as of December 1, 1987 and as of January 1, 1989, in each case between the Com-pany and such Authority. The aforesaid properties are subject only to liens and encumbrances reflected in the Company's balance sheet as at December 31, 1988 as contained in the Form 10 K or Note 5 of the Notes to Financial Statements in the Form 10 K, the Mortgage by and between the Company and the Administrator of the Small Business Administration dated January 17, 1974 (the "SBA Mortgage"), the interests of the Pennsylvania Water Facilities Loan Board pursuant to loan agreements dated June 14, 1985, February 25, 1987 and
   October 16, 1987 between the Company and such Board and the interests of the Pennsylvania Infrastructure Investment Authority pursuant to loan agreements dated as of March 3, 1989 between the Company and such Authority, "permitted encumbrances" (as defined in the Mortgage Indenture) and materialmen's and other liens and encumbrances arising in the ordinary course of business which do not have a material adverse effect on the business, operations or condition (financial or otherwise) of the Company. The Company main-tains insurance in such amounts, including self insurance and retainage agreements, and of such a character, as is usually maintained by, or required for companies engaged in, the same or similar business, and such insurance is considered by the Company to be adequate.

      (f) Except as expressly set forth in Exhibit C hereto or in the SEC Reports, (i) there are no actions, suits or pro-ceedings pending or threatened against the Company or its properties in any court, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could reasonably be expected to have a material adverse effect on the business or condition (financial or otherwise), results of operations or properties of the Company, or impair the ability of the Company to carry on its business substantially as now conducted or to hold and operate its properties, or which questions the validity of this Agreement, the Mortgage Indenture or the Bonds or any action taken or to be taken pursuant hereto and thereto, and (ii) the Company is not in default in any material respect with regard to any order, judgment, writ, injunction, decree or demand of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

      (g) The Company has taken all corporate action necessary to be taken by it to authorize the execution by it of this Agreement, the Mortgage Indenture and the Bonds and the performance by it of all the obligations on its part to be performed hereunder and thereunder. This Agreement and the Mortgage Indenture constitute, and the Bonds, when issued, will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject as to enforceability to bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally and to general principles of equity and the availability of equitable remedies being within the discretion of the courts. The consummation of the trans-actions contemplated herein and the fulfillment and per-formance of the terms hereof and of the Mortgage Indenture, and, when issued, of the Bonds, by the Company will not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, any provision of the Company's Restated Articles of Incorpora-tion, as amended (the "Charter"), or By-Laws, or any evidence of indebtedness, loan agreement, mortgage, agreement, instru-ment, order, contract, judgment, decree, statute, law, rule or regulation to which the Company is now a party or is subject, or by which it is bound by succession or otherwise, or, except for the liens created by the Mortgage Indenture as contem-plated herein and by the SBA Mortgage, respectively, result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets or the Company. Except as expressly set forth in Exhibit C hereto, in connection with the Charter, the By Laws, any evidence of indebtedness, mortgage, agreement (including, without limitation, any loan agreement), instrument, order, contract, judgment, decree, statute, law, rule or regulation to which the Company is now a party or is subject, or by which it is bound by succession or otherwise, no facts or circum-stances exist on the date hereof which will restrict, directly, indirectly or contingently, the Company's ability to pay the principal of, or interest or premium on, the Bonds when due.

      (h) (a) To the best of the Company's knowledge, no com-pany directly or indirectly owns, controls or holds with power to vote 10% or more of the voting securities (as such terms are defined in the Public Utility Holding Company Act of 1935, as amended (the "Holding Company Act")) of the Company, except Pennsylvania Enterprises, Inc., the Company's parent corpora-tion (the "Parent"), and (b) the Parent is exempt from all the provisions of the Holding Company Act (other than the provi-sions of Section 9(a)(2) thereof) pursuant to Section 3(a)(l) thereof and Rule U 2 (17 C.F.R. Section 250.2) promulgated thereunder. Based upon the foregoing representations con-tained in this paragraph (h), the Company is presently exempt from the provisions of the Holding Company Act (other than the provisions of Section 9(a)(2) thereof) pursuant to Section 3(a)(l) thereof and Rule U-2 (17 C.F.R. Section 250.2) promul-gated thereunder and the Commission has not notified the Com-pany that it will, and the Company is not aware of any plan of intention of the Commission to, terminate the Company's exemption. No approval, consent or authorization by any governmental or public regulatory body is required on the part of the Company for the issuance and sale of the Bonds to you or the execution and delivery of the Twenty Second Supplemen-tal Indenture and the Twenty-Third Supplemental Indenture, except for the Orders.

      (i) Except as expressly set forth in Exhibit C hereto or in the SEC Reports, the Company is in compliance in all ma-terial respects with all applicable laws, regulations, orders and decrees of foreign countries, the United States of America, the Commonwealth of Pennsylvania and municipalities thereof, and all agencies and instrumentalities of the fore-going (including, without limitation, the Occupational Safety and Health Act of 1970, the Comprehensive Environmental Re-sponse, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, The Toxic Substances Control Act of 1976, the Clean Air Act, the Water Pollution Control Act, the Superfund Amendments and Reauthorization Act of 1986, Executive Order 11738, the Dam Safety and Encroach-ments Act, the Pennsylvania Safe Drinking Water Act of 1984, the Federal Safe Drinking Water Act and all other laws, regu-lations, orders and decrees relating to environmental protec-tion, including those of the PPUC and the Pennsylvania Department of Environmental Resources), in respect of the con-duct of its business and the ownership of its properties. Except as expressly set forth in Exhibit C hereto or in the SEC Reports, the Company is not a party to, or bound by, any contract, agreement or instrument, nor subject to any corpo-rate restriction or any judgment, order, writ, injunction, decree, rule or regulation, which materially adversely affects the business or condition (financial or otherwise), results of operations or properties of the Company. Except as expressly set forth in Exhibit C hereto or in the SEC Reports, the Com-pany is not in default under any of its contracts or agree-ments or any instrument by which it is bound, which default does, or would after notice or lapse of time or both, materially and adversely affect the business, operations or condition (financial or otherwise) of the Company.

      (j) The Company has five wholly-owned subsidiaries, none of which is a "significant subsidiary" as defined in Regula-tion S-X under the Securities Act of 1933, as amended (the "1933 Act"), and all of which, taken together, would not con-stitute such a "significant subsidiary". The accounts of such subsidiaries are not consolidated in the Company's financial statements contained in the SEC Reports but are included therein by the equity method. Each such subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own its properties and to carry on its business as now being conducted (except that the articles of incorporation of Hillcrest Water Co., a subsidiary of the Company having approximately 50 cus-tomers and assets of approximately $31,000, have expired and reincorporation or transfer of assets to the Company or a sub-sidiary of the Company by an appropriate procedure will be required, such expiration having no material adverse effect on the business or condition (financial or otherwise) or opera-tions of the Company). No such subsidiary is qualified as a foreign corporation in any jurisdiction, there being no juris-diction where the ownership or character of its properties or the nature of its business or activities makes such qualifica-tion necessary. All of the outstanding shares of capital stock of each such subsidiary have been duly authorized and are validly issued, fully paid and nonassessable, and all such shares are owned by the Company free and clear of any lien, charge or encumbrance.

      (k) All Federal, state and local income tax returns, State franchise tax returns and other tax returns required to be filed by the Company and its subsidiaries in any jurisdiction have been timely filed, and all Federal, state and local in-come taxes, state franchise taxes and all other taxes, assess-ments, fees and other governmental charges on the Company and its subsidiaries or upon any of their income, franchises or other properties which are shown on such returns to be due and payable have been paid or duly provided for or are not delin-quent except to the extent that they are being contested in good faith with due diligence and by appropriate proceedings and that appropriate reserves for the payment thereof have been recorded in accordance with generally accepted accounting principles and practices. To the knowledge of the Company, no tax assessment has been proposed against the Company or any of its subsidiaries nor is there any basis for such an assess-ment, in either case for which adequate provision in accordance with generally accepted accounting principles and practices has not been made. The Federal income tax liability of the Company and its subsidiaries has been finally deter-mined by the Internal Revenue Service and satisfied for all years up to and including the year ended December 31, 1984.

     (1) The Company is in compliance in all material respects with the applicable provisions of the Employee Retirement In-come Security Act of 1974, as amended ("ERISA"), and the regu-lations and published interpretations thereunder. No Reportable Event (as defined in Section 4043(b) of ERISA) has occurred as to which the Company was required to file a report with the Pension Benefit Guaranty Corporation (as referred to and defined in ERISA), and the present value of all benefit liabilities under each Plan (as defined below) (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan as of such date. No Plan is a Multi-employer Plan (as defined in Section 4001(a)(3) of ERISA) and no contributions to a Multiemployer Plan have been made by the Company within the past five years, and no contribution to a Multiemployer Plan is required, or to the knowledge of the Company will be required, of the Company. "Plan" means any pension plan subject to the provisions of Title IV of ERISA or
   Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), and which is maintained for employees of the Company.

      (m) Neither the Company nor any person, entity or agent acting on behalf of the Company, either directly or indirectly, has sold or will sell or has offered for sale or will offer for sale or has disposed of or will dispose of or has attempted or offered to dispose of or will attempt or offer to dispose of, any of the Bonds or any similar security of the Company to, or has solicited or will solicit any offers to buy any thereof from, or has otherwise approached or nego-tiated in respect thereof with or will otherwise approach or negotiate in respect thereof with, any person or entity other than you and not more than 17 other institutions, each of which is an Accredited Investor (as defined under Rule 501 under the 1933 Act). Based upon the foregoing representations in this paragraph (m) and upon your representations in Section 5(a) hereof, it is not necessary in connection with the issuance and sale of the Bonds to you to register such Bonds under the 1933 Act or to qualify the Mortgage Indenture under the Trust Indenture Act of 1939, as amended.

      (n) The Company is not an "investment company" or, to the best of its knowledge, a company "controlled" by an "invest-ment company", within the meaning of the Investment Company
   Act of 1940, as amended.

      (o) The Company has not during the last five years been in default as to the payment of the principal of, or interest or premium on, any indebtedness for money borrowed, or during the last five years been in default under the terms of any mort-gage to which the Company is or was a party.

      (p) The Company will use the net proceeds from the sale of the Bonds to repay up to $25,000,000 of bank borrowings which were incurred principally to obtain funds to finance certain capital requirements of the Company, including construction of filtration plants and other additions and improvements to its water system.

      (q) The Company is not issuing the Bonds for the direct or indirect purpose of purchasing or carrying any margin security within the meaning of Regulation G of the Board of Governors of the Federal Reserve System or for the direct or indirect purpose of carrying, reducing or retiring any debt incurred for such purpose, or otherwise taking or permitting any action which would involve a violation of such Regulation G, Regula-tion T, Regulation X or any other regulation of the Board of Governors of the Federal Reserve System.

   5. You each severally hereby represent and warrant to the Company that:

      (a) The Bonds are being acquired by you for your own account for investment and not with a view to, or for resale in connection with, the distribution thereof, nor with any intention of distributing or selling any of the Bonds, sub-ject, however, to any requirement of law that the disposition of your property shall at all times be within your control. If you should in the future decide to dispose of any of the Bonds (which you do not now contemplate or foresee), you understand and agree that you may do so only in accordance with Section 6 hereof. You are an "accredited investor", as such term is defined in Rule 501 under the 1933 Act.

      (b) The purchase of the Bonds by you hereunder will not constitute a "prohibited transaction" within the meaning of
   Section 406 of ERISA or Section 4975 of the Code.

      (c) In connection with your purchase of Bonds hereunder, you have been provided with all information regarding the Company which you have reasonably requested, and you have had access to the books and records of the Company and an oppor-tunity to ask questions of senior management of the Company, but such access to information and opportunity to ask ques-tions shall not affect the representations, warranties and covenants contained herein or made pursuant hereto.

   6. The Bonds shall not be transferable except upon the condi-tions specified in this Section 6, which conditions are intended to insure compliance with the provisions of the 1933 Act and state securities laws in respect of the transfer of the Bonds.

      (a)  (i)  Unless and until otherwise permitted by this
   Section 6, each certificate representing the Bonds issued to you or to any subsequent transferee of any of the Bonds shall be stamped or otherwise imprinted with a legend in substan-tially the following form:

      "The bonds evidenced by this certificate have been issued in a private transaction, have not been registered under the Securities Act of 1933, as amended, or registered or qualified under the securities or blue sky laws of any state and may not be offered, transferred, sold, pledged, hypothecated or otherwise disposed of except in accordance with that Act, such laws and the rules and regulations promulgated thereunder."

         (ii) The Company may, and may order its transfer agent for the Bonds (if such an agent exists) to, stop the transfer of any of the Bonds bearing the legend set forth in paragraph (a)(i) hereof until the conditions of this
      Section 6 with respect to the transfer of such Bonds have been satisfied.

      (b) At the time of any transfer or sale of any of the Bonds, the holder desiring to effect such transfer or sale shall give a written notice to the Company and the Company may (but need not) require a written opinion of counsel for the Company or other counsel designated by such holder (which counsel may be inside counsel in your case and in the case of other institutional holders, if any), which counsel is experi-enced in securities laws matters and is reasonably satisfac-tory to the Company, to the effect that such proposed transfer or sale (the manner of which shall be briefly described in such opinion) may be effected without the registration of such Bonds under the 1933 Act and is to be made in compliance with applicable state securities and blue sky laws. It the Company either does not require such an opinion of counsel or does require and receives such opinion of counsel, upon receipt by the Company of such notice and receipt by the Company or its transfer agent of the certificate or certificates representing the Bonds to be sold or transferred, endorsed or accompanied by an executed instrument of transfer (in either case with signature guaranteed by a member firm of the New York Stock Exchange or a national banking association or, in the case of the signature of the original purchaser of the Bonds, with such signature notarized), the Company shall permit or cause its transfer agent to permit such transfer or sale to be effected. The fees and disbursements of counsel (if any) incurred in connection with the opinion described above in this paragraph (b) shall be paid by the transferor or transferee bondholder.

      (c) Notwithstanding any other provisions of this Section 6, any record owner of Bonds may from time to time transfer all or part of such record owner's Bonds (i) to a nominee identified in writing to the Company as being the nominee of or for such record owner, and any nominee of or for a bene-ficial owner of Bonds identified in writing to the Company as being the nominee of or for such beneficial owner may from time to time transfer all or part of the Bonds registered in the name of such nominee, but held as nominee on behalf of such beneficial owner, to such beneficial owner, or (ii) to an Affiliate (as defined below) of such record owner or, if such record owner is a nominee as aforesaid, an Affiliate of the person for whom such record owner is a nominee; provided, how-ever, that each such transferee shall remain subject, except as provided in this paragraph (c), to all restrictions on the transfer of the Bonds herein contained. "Affiliated" shall mean as to any person or entity, any other person or entity directly or indirectly controlling, controlled by, or under common control with, that person or entity. For purposes of the foregoing definition, "control" shall have the definition set forth in Rule 405 under the 1933 Act.

      (d) (i)  Notwithstanding the foregoing provisions of this
   Section 6, the restrictions imposed by this Section 6 upon the transferability of the Bonds shall terminate as to any partic-ular Bond when (a) such Bond shall have been effectively registered under the 1933 Act and sold by the holder thereof in accordance with such registration to a person or entity who does not "control" the Company (as "control" is defined in Rule 405 under the 1933 Act), or (b) a written opinion has been received by the Company from counsel for the Company or other counsel designated by such holder (which counsel may be inside counsel in your case and in the case of other institu-tional holders) which counsel is experienced in securities laws matters and is reasonably satisfactory to the Company (which opinion shall be at the expense of the holder of such Bond) to the effect that (1) such restrictions are no longer required or necessary under any Federal or state securities law or regulation, or (2) such Bond has been sold without registration under the 1933 Act in compliance with Rule 144 under the 1933 Act or (3) the holder of such Bond is, in accordance with the terms of subsection (k) of Rule 144 under the 1933 Act, entitled to sell such Bond pursuant to such subsection, or (c) a letter or an order shall have been issued to the holder of such Bond by the staff of the Commission or the Commission stating that no enforcement action shall be recommended by such staff or taken by the Commission, as the case may be, if such Bond is transferred without registration under the 1933 Act in accordance with the conditions set forth in such letter or order and such letter or order specifies that no subsequent restrictions on transfer are required (which letter or order shall be procured at the expense of such holder).

         (ii) Whenever the restrictions imposed by this Section 6 shall terminate as hereinabove provided, the holder of any particular Bond then outstanding as to which such restrictions shall have terminated shall be entitled to receive from the Company, without expense to such holder, a new certificate representing such Bond not bearing the restrictive legend set forth in Section 6(a)(i).

      (e) At the written request of any holder who proposes to sell Bonds in compliance with Rule 144 under the 1933 Act, the Company shall furnish to such holder, within 10 days after receipt of such request, a written statement as to whether the Company is in compliance with the filing requirements of the Commission as set forth in such Rule.

      (f) No sale, transfer or assignment of any of the Bonds shall occur unless the transferring or assigning Bondholder shall obtain the written consent of the transferee or assignee
   Bondholder to be subject to the provisions contained in
   Section 13 below.

   7.  The Company hereby covenants to you that:

      (a) The Company will permit any person or entity desig-nated in writing by you, so long as you (or your nominee or parent or affiliated company) shall hold any of the Bonds, and the designee of any institutional holder of not less than $2,500,000 aggregate principal amount of the Bonds, to inspect, at your expense or the expense of such institutional holder, any of the properties, corporate books and financial records of the Company and its subsidiaries, to make reason-able copies and extracts from such books and records, and to discuss its affairs, finances and accounts with its officers and principal employees having responsibility for financial, management and policy matters and with the Company's indepen-dent certified public accountants, all at such reasonable times and intervals as you or such institutional holder may reasonably request.

      (b) The Company will deliver to you so long as you (or your nominee or parent or affiliated company) shall hold any of the Bonds, and to each institutional holder of not less than $1,000,000 aggregate principal amount of the Bonds:

         (i) as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year of the Company, a consolidated statement of income of the Company and its consolidated subsidiaries for such quarterly period, a con-solidated statement of cash flows of the Company and its consolidated subsidiaries for the period beginning with the first day of such fiscal year and ending at the end of such quarterly period, and a consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of such quarterly period, setting forth in each case in com-parative form figures (a) for the corresponding periods ending in the preceding fiscal year or (b) in the case of the balance sheets, as at the end of the immediately pre-ceding fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles consistently applied (except as disclosed therein or in the footnotes thereto) and certified by an authorized financial officer of the Company, subject to changes resulting from year end audit adjustments;

         (ii) as soon as practicable and in any event within 90 days after the end of each fiscal year of the Company, con-solidated statements of income, cash flows and common shareholder's investment of the Company and its consoli-dated subsidiaries for such year, and a consolidated balance sheet of the Company and its consolidated subsidi-aries and a statement of capitalization of the Company and its consolidated subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form corre-sponding figures for the preceding fiscal year, all in rea-sonable detail, together with a report thereon of Arthur Andersen & Co. or other independent accountants of recognized national standing selected by the Company, whose report shall state that (a) they are independent accountants, and that in making the audit necessary to the certification of such financial statements they have ob-tained no knowledge of any default by the Company or any of its subsidiaries under any mortgage, indenture, agreement or other instrument securing or relating to any debt for money borrowed of the Company or any of its subsidiaries, or if such accountants shall have obtained knowledge of any such default, such certificate shall specify such default or defaults and the nature thereof and (b) such financial statements fairly present the consolidated finan-cial position, results of operations and cash flows of the Company and its consolidated subsidiaries and have been prepared in accordance with generally accepted accounting principles consistently applied (except for changes in application in which such accountants concur) and that the audit of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards;

         (iii) with the financial statements described in clauses (i) and (ii) above, a certificate of an authorized financial officer of the Company to the effect that the Company is in compliance in all respects, and has been throughout the period to which such statements relate, with the provisions of this Agreement and any document executed in connection herewith, or specifying the nature of any such noncompliance and what action the Company has taken, is taking or proposes to take with respect thereto; in the event that the financial statements described in clause (i) or (ii) above are contained in a document otherwise delivered to a holder of Bonds pursuant hereto, such other delivery shall satisfy the delivery requirements specified in such clause, so long as such document is delivered within the period specified in such clause and is accompanied by the certificates, reports and statements specified in such clause (i) or (ii), as the case may be and in this clause (iii);

         (iv) as soon as practicable and in any event within 30 days after the filing thereof with the Commission or trans-mittal thereof to shareholders, a copy of each (a) final prospectus included in, and prospectus supplement relating to, any registration statement, filed by the Company with the Commission which becomes effective under the 1933 Act (other than registration statements relating solely to employee benefit plans or dividend reinvestment or common stock purchase plans), (b) financial statement of the Com-pany, proxy statement and report sent by the Company to the holders of any class or series of the Company's capital stock and (c) annual report on Form 10-K, quarterly report on Form 10-Q and current report on Form 8 K (or any corre-sponding forms hereafter adopted) filed by the Company with the Commission and any registration statement relating to the Bonds which may be filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended;

         (v) as soon as practicable and in any event within 30 days after the receipt thereof by the Company, a copy of any detailed audit reports submitted to the Company by independent accountants in connection with each annual or interim or special audit of the accounts of the Company made by such independent accountants;

         (vi) promptly after the delivery to the Trustee of any supplemental indenture to the Mortgage Indenture, a copy of such supplemental indenture;

         (vii) promptly upon becoming aware of any default by the Company under the provisions of the Mortgage Indenture, a written notice specifying the nature of the claimed default and what action the Company is taking or proposes to take with respect thereto;

         (viii) with reasonable promptness, such other financial data or information as to the business or affairs of the Company as you or such institutional holder may reasonably request in writing, including, without limitation, copies of any reports which the Company is required to file with the PPUC.

         (ix) promptly upon becoming aware of the occurrence of any (a) Reportable Event (as defined in Section 4043(b) of ERISA) having any adverse effect on any Plan (as defined in
      Section 4(1) hereof), the beneficiaries thereof or the Company, or, whether or not having such adverse effect, which constitutes a termination of any such Plan, or (b) Prohibited Transaction (as defined in Section 4975 of the
      Code) in connection with any Plan or any trust created thereunder which is subject to such Section 4043, a written notice specifying the nature thereof, what action the Com-pany is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

         (x) as soon as practicable and in any event within 30 days after the provision thereof, copies of each Uniform
      Statistical Report, if any, provided to financial analysts or to the American Gas Association:

         (xi) promptly upon becoming aware that the holder or holders of any evidence of indebtedness of the Company for borrowed money which individually or in the aggregate is an amount in excess of $1,000,000 have given written notice with respect to a default or alleged default with respect to any provision of such evidence of indebtedness, a written notice specifying the notice given or action taken by such holder or holders and the nature of the claimed default and what action the Company is taking or proposes to take with respect thereto;

         (xii) in connection with any breach by the Company of any covenant contained in any agreement or other instrument to which the Company is a party and which agreement or other instrument, by its terms, provides for the payment by any party thereto of at least $500,000 in the aggregate, a copy of any written notice (or a written statement of any oral notice) which is given by or on behalf of the Company to the other party or parties thereto, provided, however, that the Company shall not be required to provide you with any such notice prior to the time that such notice is pro-vided to such other party or parties; and

         (xiii) promptly upon becoming aware of any breach by the Company of any covenant contained in any agreement or other instrument to which the Company is a party, which breach restricts the Company's ability to pay the principal of, or interest or premium on, the Bonds when due, a written notice specifying the nature of such breach and what action the Company is taking or proposes to take with respect thereto.

      (c) So long as any Bonds are outstanding, the Company shall do everything required on its part to maintain the Orders in full force and effect, will not file any appeal or objection with respect thereto, and will comply in all respects with the conditions set forth in the Orders.

      (d) The Company shall not consolidate or merge with, or transfer or lease all or substantially all of its assets to, any entity unless (i) such entity is a solvent corporation organized under the laws of the United States of America, or any state, district or territory thereof, (ii) the surviving corporation, in the case of a merger or consolidation, or the lessee or transferee will remain solvent immediately after any such action and (iii) such action will not cause a breach of or a default under any contract, agreement, mortgage, in-strument, order, decree or judgment to which any party involved in such action is a party or by which it is bound, which breach or default would have a material adverse effect on the business, operation or condition (financial or other-wise) of such party. Prior to any such merger, consolidation, lease or transfer, the Company shall deliver to you a certifi-cate, signed by its chief financial officer, stating that none of the covenants in this Agreement or in the Mortgage Inden-ture will be violated as a result of said merger, consolida-tion, lease or transfer. For the purposes of this Section 7(d), an entity shall be deemed to be solvent when its total assets (exclusive of goodwill and deferred income) exceeds its total liabilities (exclusive of deferred charges), determined in accordance with generally accepted accounting principles.

      (e) So long as any Bonds are outstanding, the Company and its subsidiaries will comply in all material respects with all applicable laws, regulations, orders and decrees of foreign countries, the United States of America, all states and muni-cipalities thereof, and agencies and instrumentalities of the foregoing (including, without limitation, the Occupational Safety and Health Act of 1970, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Toxic Sub-stances Control Act of 1976, the Clean Air Act, the Water Pollution Control Act, the Superfund Amendments and Reauthori-zation Act of 1986, Executive Order 11738, the Dam Safety and Encroachments Act, the Pennsylvania Safe Drinking Water Act of 1984, the Federal Safe Drinking Water Act and all other laws, regulations, orders and decrees relating to environmental pro-tection, including those of the PPUC and the Pennsylvania De-partment of Environmental Resources), in respect of the con-duct of their business and the ownership of their properties, except to the extent that the Company's or a subsidiary's obligation to comply with any of the foregoing is being con-tested in good faith with due diligence and by appropriate proceedings. Notwithstanding the foregoing provisions of this
   Section 7(e), you hereby acknowledge the existence of the litigation described in the SEC Reports, the facts and circum-stances and agreements described in Exhibit C hereto, the expiration of the articles of incorporation of Hillcrest Water Co. and the fact that such litigation and facts and circum-stances and such expiration of such articles of incorporation may continue subsequent to the Closing and agree that the con-tinuation of such litigation and facts and circumstances and such expiration of such articles of incorporation shall not constitute a default of the covenant set forth in this Section 7(e) so long as resolution thereof is pursued by the Company with diligence reasonable under the circumstances.

      (f) So long as any Bonds are outstanding, the Company and its subsidiaries will file, in a timely manner, all Federal, state and local income tax returns, state franchise tax re-turns and all other tax returns which are required to be filed by the Company and its subsidiaries in any jurisdic-tion, and the Company and its subsidiaries will pay, in a timely manner, all Federal, state and local income taxes, state franchise taxes and all other taxes, assessments, fees and other governmental charges on the Company and its sub-sidiaries or upon any of their income, franchises or other properties which are shown on such returns to be due and pay-able, except to the extent that any particular tax, assess-ment, fee or other governmental charge is being contested in good faith with due diligence and by appropriate proceedings and that appropriate reserves for the payment thereof have been recorded in accordance with generally accepted accounting principles and practices.

      (g) The Company covenants that, so long as any Bonds are outstanding, the Company will, and will cause each of its sub-sidiaries to, maintain its financial records (including, but not limited to, its journals and ledgers) so as to accurately reflect its financial condition in accordance with generally accepted accounting principles and in accordance with any prescribed system of accounts applicable to the Company or any such subsidiary, as the case may be.

      (h) So long as any Bonds are outstanding, the Company will not, and will not permit any subsidiary to, become a party to or bound by any contract, indenture, agreement, instrument, charter provision (except as presently provided in the Com-pany's Charter) or authorizing resolution for any class or series of capital stock or any note, debenture, bond or other security, under the terms of or pursuant to which the Com-pany's obligation to pay interest or premium on, or to redeem any of, the Bonds will in any way be restricted, other than to the extent that any such contract, indenture, agreement or instrument incorporates by reference or contains provisions restricting the Company's obligation to pay interest or pre-mium or make any such redemption which are no more restrictive than the provisions contained in the Mortgage Indenture, the Charter, the Letter of Credit Agreement dated as of October 1, 1987 between the Company and Swiss Bank Corporation, New York Branch, the Letter of Credit Agreement dated as of December 1, 1987 between the Company and Swiss Bank Corporation, New York Branch and the Letter of Credit Agreement dated as of January 1, 1989 between the Company and National Australian Bank Limited, New York Branch.

      (i) So long as any Bonds are outstanding, the Company shall comply with all provisions in (i) paragraphs 21, 22, 23, 24, 25 and 27 of that certain Consent Order and Agreement by and between the Company and the Pennsylvania Department of Environmental Resources (the "DER"), dated December 20, 1988, which was approved by the Pennsylvania Environmental Hearing Board on December 30, 1988 (the "DER Consent Order") and (ii) items a(l), a(2), b(1), b(2), b(3), c(l), c(2), c(3), c(4),
   c(5), c(6), d and e of the Terms of Settlement contained in the Recommended Decision of Administrative Law Judge
   George M. Kashi, dated June 7, 1988 (the "Terms of Settle-ment"), approving the Joint Petition for Settlement by and between the Company and the PPUC, which was adopted by the PPUC on July 8, 1988 (the "PPUC Settlement"). The foregoing enumerated items shall collectively be referred to herein as the "Required Compliance Items"; singularly, a "Required Compliance Item."

      (j) So long as any Bonds are outstanding, the Company shall give to the Trustee and to each holder of any Bonds prompt written notice of any event that constitutes non-compliance by the Company of any Required Compliance Item (such notice to set forth the first date of non-compliance), and shall promptly forward to the Trustee and to each such holder a copy of (i) any request for a waiver of any provision of the DER Consent Order or the PPUC Settlement, including a request for an extension of a compliance date, (ii) all penalty notices and all notices or complaints of non-compliance with the DER Consent Order or the PPUC Settlement,
   (iii) all annual progress reports submitted pursuant to para-graph (d) of the Terms of Settlement and (iv) all notices by the DER or the PPUC to the effect that a Required Compliance Item was not cured.

      (k) So long as any Bonds are outstanding, if the Interest Coverage Test (as defined in the Twenty-Second Supplemental Indenture and the Twenty-Third Supplemental Indenture) is in effect pursuant to the terms of the Twenty-Second Supplemental Indenture and the Twenty-Third Supplemental Indenture, the Company shall submit to the Trustee and to each holder of any Bonds within 45 days after the expiration of each of the Com-pany's first three fiscal quarters, and within 90 days after the expiration of each fiscal year, a statement certified by the chief financial officer of the Company documenting whether the Company is in compliance with the Interest Coverage Test, and such certification shall state that the information con-tained in the statement is true and correct, except for audit adjustments, if any.

      (1) So long as any Bonds are outstanding, within 25 days after the expiration of each calendar month in which the Interest Coverage Test is in effect, the Company shall deter-mine whether it meets such test. So long as any Bonds are outstanding, if at any time the Company fails to meet the Interest Coverage Test when in effect, the Company shall notify the Trustee and each holder of any Bonds in writing within 5 days after the Company first becomes aware of such failure.

   8. Your obligations to purchase and pay for the Bonds to be purchased by you hereunder on the Closing Date shall be subject to the satisfaction of the following conditions, any of which, except as otherwise set forth in Section 8(g) hereof, may be waived by you in writing:

      (a) You shall have received from Sonnenschein Carlin Nath & Rosenthal, who are acting as special counsel for you in con-nection with the transactions contemplated herein, an opinion, dated the Closing Date, substantially in the form set forth in Exhibit D hereto. In giving such opinion, Sonnenschein Carlin Nath & Rosenthal may rely upon (i) the opinion delivered to you pursuant to Section 8(c) hereof by Thomas & Thomas as to matters of Pennsylvania law and (ii) the factual representa-tions made in this Agreement by the Company and by you.

      (b) You shall have received from Hughes Hubbard & Reed, special counsel for the Company, (i) an opinion, dated the Closing Date, substantially in the form set forth in Exhibit E hereto and (ii) a memorandum, dated the Closing Date, substan-tially in the form set forth in Exhibit F hereto. In giving such opinion and memorandum, Hughes Hubbard Reed may rely upon
   (a) the opinion delivered to you pursuant to Section 8(c) hereof by Thomas & Thomas as to matters of Pennsylvania law,
   (b) the opinion of Thomas & Thomas addressed to Hughes Hubbard & Reed and attached to such memorandum as Annex A as to mat-ters of Pennsylvania law and (c) the factual representations made in this Agreement by the Company and by you and on cer-tificates of the Company or officers of the Company.

      (c) You shall have received from Thomas & Thomas, counsel for the Company, an opinion, dated the Closing Date, substan-tially in the form set forth in Exhibit G hereto. In giving such opinion, Thomas & Thomas may rely upon (i) the factual representations made in this Agreement by the Company and on certificates of the Company or officers of the Company and
   (ii) the opinions of other counsel who have made searches, recordings and filings necessary as a basis for the opinion of Thomas & Thomas.

      (d) The representations and warranties contained in Sec-tion 4 hereof shall be true on and as of the Closing Date.
   All of the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by the Company on or before the Closing Date shall have been complied with and performed in all respects. The Company shall have delivered to you on the Closing Date a certificate to such effects signed by the President or any Vice President of the Company.

      (e) The purchase of and payment for the Bonds shall not be prohibited by any applicable law or governmental regulation and shall not subject you to any penalty or other onerous con-dition under or pursuant to any applicable law or governmental regulation.

      (f) The Bonds shall qualify as a legal investment for insurance companies under Section 1404(a)(2)(B) of the New York Insurance Law and Section 125.9a(l) of the Illinois Insurance Code (but not as a high yield-high risk obligation, as such term is defined in the Illinois Insurance Code, or as an obligation described in clause (e) of such section of the Illinois Insurance Code) and you shall have received a certif-icate signed by the Treasurer or the Controller of the Company setting forth the computation necessary to show the satisfac-tion of this condition.

      (g) The Company shall have obtained the requisite approval for the issuance and sale of the Bonds under this Agreement of all regulatory bodies to which it is subject, including, specifically, the Orders, without conditions which in the rea-sonable judgment of the Company are unduly burdensome and not in the best interest of the Company or which would prevent the fulfillment of the terms of this Agreement in any respect, or which are otherwise reasonably unacceptable to you; provided, however, that you may not waive the condition that all such approvals be granted without conditions which in the reason-able judgment of the Company are unduly burdensome and not in the best interests of the Company or which would prevent the fulfillment of the terms of this Agreement in any respect.
   The Company shall have delivered to you an original or officially certified copy of each of the Orders (and of any such approvals required by any other regulatory body).

      (h) All corporate and other actions to be taken by the Company in connection with the transactions contemplated herein and all documents incident hereto shall be reasonably satisfactory in substance and form to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

      (i) All fees and taxes payable in connection with the offer, issuance, sale and delivery of the Bonds hereunder or in connection with the execution, delivery and performance of this Agreement which are required to be paid by or on behalf of the Company prior to or on the Closing Date to any govern-mental or administrative board or body shall have been paid.

      (j) All conditions set forth in Article 3 of the Mortgage Indenture for the authentication and delivery of the Bonds shall have been satisfied, and you shall have received a cer-tificate to that effect signed by the President or any Vice President of the Company.

      (k) You shall have received a certificate from the Trustee, dated the Closing Date, substantially in the form set forth in Exhibit H hereto.

      (1) You shall have received a checklist of dates of com-pliance for each Required Compliance Item, substantially in the form attached hereto as Exhibit I.

   9. (i) The Company agrees, whether or not the transactions contemplated herein shall be consummated to pay, and hold you harmless against liability for the payment of, all reasonable out-of pocket expenses arising in connection with the transac-tions contemplated herein, including, without limitation, the fees and expenses of your special counsel, Sonnenschein Carlin Nath & Rosenthal, in connection with such transactions, unless the transactions contemplated herein to be consummated at the Closing are not consummated because of your default under this Agreement.

      (ii) The Company agrees, whether or not the transactions hereby contemplated are consummated, to pay and hold you harm-less against, any claim for any brokerage or finder's fee arising in connection with the purchase and sale of the Bonds under this Agreement, including, without limitation, the fees of the Company's direct placement agents, Dean Witter Reynolds Inc. and Butcher & Singer Inc. You represent and warrant to the Company that, in connection with your purchase of Bonds pursuant to this Agreement, you have not made any contract in respect of any such brokerage or finder's fees or dealt with any broker, finder or agent other than the Company's direct placement agents, Dean Witter Reynolds Inc. and Butcher & Singer Inc.

      (iii) The Company agrees to pay, and hold you and any holder of Bonds that have not been transferred to such holder pursuant to Rule 144 under the 1933 Act harmless against liability for the payment of, all reasonable out of-pocket expenses arising in connection with any request by the Company to such holder for such holder's consent to or waiver of acts or omissions of the Company not permissible under the terms of the Mortgage Indenture, the Bonds, this Agreement or any document delivered in connection herewith without such consent or waiver, or in connection with amendments thereto requested by the Company, including, without limitation, the fees and expenses of counsel.

      (iv) The obligations of the parties hereto under this Sec-tion 9 shall survive the transfer of the Bonds.

   10. All covenants, agreements, representations and warranties made herein or in any certificates delivered pursuant hereto shall survive the delivery of the Bonds to you and payment there-for, notwithstanding any investigation heretofore or hereafter made by you or on your behalf.

   11. All covenants, agreements, representations and warranties made herein or in any certificates delivered pursuant hereto by or on behalf of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not, including, without limita-tion, each transferee of Bonds. Except as otherwise indicated herein, the provisions of this Agreement are intended to be for the benefit of and binding upon any holder, from time to time, of any of the Bonds, and shall be enforceable against the Company, its successors and assigns, by any such holder, and against such holder by the Company, whether or not an express assignment to such holder of rights under this Agreement has been made by you or your successors or assigns.

   12. Notwithstanding any provision to the contrary contained in the Bonds or the Mortgage Indenture, the Company will duly and punctually pay to you at your address and in the manner set forth in Schedule II hereto (or in such other manner and to such other address as you may designate from time to time by written notice to the Company) all amounts payable in respect of the principal of, or interest on, or premium, if any, on, the Bonds, provided that, upon the redemption of any Bond in whole, the amount due thereon shall be paid only upon presentation and surrender of such Bond in accordance with the terms of the Mortgage Indenture. You agree that if you sell, assign or transfer any Bond, prior to such sale, assignment or transfer, you will (i) present such Bond to the Trustee to permit the Company to verify the making, or make a proper notation thereon, of the amount of principal and interest paid thereon or (ii) surrender such Bond to the Trustee against receipt of one or more Bonds in an aggregate principal amount equal to the unredeemed portion of the Bond so surren-dered, which Bond or Bonds shall bear interest from the date to which interest has been paid on the Bond so surrendered. Pay-ments to you made by wire transfer shall be promptly confirmed to you in writing at the address set forth on Schedule II hereto.

   13.  So long as (i) all of the Bonds are registered bonds,
(ii) all holders of the Bonds at any time that any selection for redemption shall take place shall have agreed in writing to the provisions of this Section 13 and (iii) the number of registered holders of the Bonds does not exceed fifty, then, in case the Company shall at any time redeem less than all of the Bonds, the Company shall at the time of each such partial redemption allo-cate the amount of each such partial redemption in units of $1,000 or integral multiples thereof among the holders of Bonds at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amount of the Bonds held thereby, with adjustments, to the extent practicable, to equalize for any previous partial redemptions not made in such proportion, instead of drawing the Bonds to be redeemed by lot.

   14. All communications provided for herein shall be sent by first class mail, certified, postage prepaid (except that finan-cial and other information to be delivered pursuant to Section 7 hereof need not be sent by certified mail unless requested by you in writing to the Company) and if sent to you, shall be mailed to your address set forth on Schedule II hereto and in such other manner as you may theretofore have designated, or if addressed to the Company, shall be mailed to the Company at Wilkes-Barre Center, 39 Public Square, Wilkes Barre, Pennsylvania 18711-0601, attention. Vice President and Controller.

   15. The Company will pay all stamp and other taxes, if any, which may be payable in respect of the sale of the Bonds to you and the issuance thereof to you or your nominee, and will hold you harmless against any loss or liability resulting from nonpay-ment or delay in payment of any such tax. The Company will also pay all reasonable costs of delivery to such reasonable place as shall be designated by you or your nominee, as the case may be, of certificate(s) representing the Bonds purchased by you here-under. Within ten days after the Closing Date, the Company shall apply to the CUSIP Service Bureau of Standard and Poor's Corpora-tion for private placement numbers to be assigned to the 9.23% Series Bonds and the 9.34% Series Bonds, respectively, and, with-in ten days after the company is notified of the private place-ment numbers so assigned, it shall notify you of the numbers so assigned.

   16. This Agreement and all documents relating hereto, including, without limitation, (i) consents, waivers and modifi-cations which may hereafter be executed, (ii) documents received by you at the Closing (except the certificates representing the Bonds) and (iii) financial statements, certificates and other information previously or hereafter furnished to, or received from, you, may be reproduced by the Company or you by any photo-graphic, photostatic, microfilm, micro-card, miniature photo-graphic or other similar process and the Company and you may destroy any original document so reproduced. The Company and you agree and stipulate that any such reproduction shall be admissi-ble in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Company or you in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduc-tion shall likewise be admissible in evidence.

   17. Notwithstanding any other provision of this Agreement, if, after your purchase of the Bonds hereunder, you or your nominee transfers such Bonds to any Affiliate of yours or the nominee of such Affiliate, such transferee shall be entitled to all rights and benefits to which the transferor would be entitled hereunder.

   18. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

   19. Should any part of this Agreement for any reason be declared invalid by a court of competent jurisdiction, such declaration shall not affect the validity of any remaining por-tion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and it is hereby declared the inten-tion of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be here-after declared invalid.

   20. You or your special counsel may at any time prior to the Closing Date make such reasonable investigation of the Company and its subsidiaries and the assets and businesses of the Company and its subsidiaries as you or your special counsel deem neces-sary or advisable, but such investigation shall not affect the representations, warranties and covenants of the Company con-tained herein or made pursuant hereto.

   21. All references in this Agreement to any particular statute shall include any successor thereto and to any particular provision of any statute or to any particular rule or regulation under any statute shall include any successor provision thereto.

   22. Any term, covenant, agreement or condition ("Provision") contained in this Agreement may be amended, or compliance there-with may be waived (either generally or in particular instances and either retroactively or prospectively) (i) if prior to the Closing, by a written instrument signed by you and the Company and (ii) if subsequent to the Closing, by a written instrument signed by the Company and holders of not less than 51% of the then unpaid principal amount of the Bonds then outstanding. This Agreement shall not be altered, amended or supplemented except by a written instrument. Any waiver of any Provision contained in this Agreement shall not be deemed a waiver of any other Provi-sion, and any waiver of any default in any such Provision shall not be deemed a waiver of any later default thereof or of any default of any other Provision.

   23. This Agreement may be executed in two or more counter-parts, each of which shall be deemed an original but all of which sha11 constitute one document.




   If you agree with the foregoing, please sign the form of acceptance below and return this Agreement to the Company, where-upon this Agreement will become and evidence a binding agreement between the Company and you as of the day and year first above written.


                            Very truly yours,


                            PENNSYLVANIA GAS AND WATER COMPANY


                            By:    JOHN F. KELL, JR.
                                -----------------------
                                Name:  John F. Kell Jr.
                                Title: Vice President and
                                       Controller


The foregoing Agreement is hereby accepted as of the day and year first above written.




ALLSTATE LIFE INSURANCE COMPANY   ALLSTATE LIFE INSURANCE COMPANY
                                    OF NEW YORK



By:  GARY W. FRIDLEY              By:   GARY W. FRIDLEY
   -----------------------------     ----------------------------
   Name:  Gary W. Fridley            Name:  Gary W. Fridley
   Title: Authorized Signatory       Title: Authorized Signatory



By:   MYRON J. RESNICK            By:   MYRON J. RESNICK
   -----------------------------     ----------------------------
   Name:  Myron J. Resnick           Name:  Myron J. Resnick
   Title: Authorized Signatory       Title: Authorized Signatory

                                                       SCHEDULE I




                 PENNSYLVANIA GAS AND WATER COMPANY

                        FIRST MORTGAGE BONDS



                                          Principal Amount
                                          ----------------
                                        9.23%           9.34%
           Purchaser                 Series Bonds    Series Bonds
           ---------                 ------------    ------------

Allstate Life Insurance Company      $ 10,000,000    $ 12,000,000
Allstate Plaza West J-2A
Northbrook, Illinois  60062

Allstate Life Insurance Company                      $  3,000,000
   of New York
Allstate Plaza West J-2A
Northbrook, Illinois  60062

                                                      SCHEDULE II



               PENNSYLVANIA GAS AND WATER COMPANY

                  Communications and Notices;
                      Method of Payment


Allstate Life Insurance Company ($10,000,000 principal amount of
9.23% Series Bonds)
(EIN No. 362554642)

        State of Incorporation:  Illinois

        State of Principal Place of Business:  Illinois

        Payments by wire transfer of immediately available funds to be made to its Account No. 23 80524 in:

              Harris Trust and Savings Bank (ABA #0710 0028 8)
              111 West Monroe Street
              Chicago, Illinois  60603
              Attn. Trust Collection Dept.

              with sufficient information to identify the source and application of such funds

        Notices of payments, written confirmations of such wire transfers and all other communications to be sent to:

              Allstate Life Insurance Company
              Allstate Plaza West J 2A
              Northbrook, Illinois  60062
              Attention:  Investment Department -
                          Taxable Fixed Income Division

Allstate Life Insurance Company ($12,000,000 principal amount of
9.34% Series Bonds)
(EIN No. 362554642)

        State of Incorporation:  Illinois

        State of Principal Place of Business:  Illinois


        Payments by wire transfer of immediately available funds to be made to its Account No. 23 87158 in:

              Harris Trust and Savings Bank (ABA #0710 0028 8)
              111 West Monroe Street
              Chicago, Illinois  60603
              Attn.  Trust Collection Dept.

              with sufficient information to identity the source and application of such funds

        Notices of payments, written confirmations of such wire transfers and all other communications to be sent to:

              Allstate Life Insurance Company
              Allstate Plaza West J-2A
              Northbrook, Illinois  60062
              Attention:  Investment Department -
                          Taxable Fixed Income Division


Allstate Life Insurance Company of New York ($3,000,000 principal amount of 9.34% Series Bonds)
(EIN No. 36 2608394)

        State of Incorporation:  New York

        State of Principal Place of Business:  New York

        Payments by wire transfer of immediately available funds to be made to its Account No. 7 3761-0 in:

              Marine Midland Bank, N.A. (ABA #0210 0108 8)
              140 Broadway
              New York, New York  10015
              Attn:  Trust Teller

              with sufficient information to identify the source and application of such funds

        Notices of payments, written confirmations of such wire transfers and all other communications to be sent to:

              Allstate Life Insurance Company of New York
              Allstate Plaza West J-2A
              Northbrook, Illinois  60062
              Attention:  Investment Department - Private Place-
                          ment taxable Fixed Income Division